Exhibit 10.3

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE SUCH TERMS ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THESE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT WITH [REDACTED].

LEASE

THIS LEASE (this “Lease”) is dated for reference this 15 day of March, 2018.

BETWEEN:

CITY OF MEDICINE HAT, a municipal corporation in the Province of Alberta with offices at City Hall, 580 First Street SE, Medicine Hat, Alberta T1A 8E6

(the “Landlord”)

AND

HUT 8 HOLDINGS INC., a British Columbia Corporation with a registered office at Suite 1700, Park Place, 666 Burrard Street, Vancouver BC, V6C 2X8

(the “Tenant”)

BACKGROUND

A.	The Tenant is a wholly owned subsidiary of Hut 8 Mining Corp. (formerly Oriana Resources Corporation).

B.	The Tenant wants to develop a data processing facility including modular equipment data processing units, pre-manufactured buildings and electrical distribution equipment, together with incidental or ancillary equipment and site improvements in Medicine Hat, Alberta (the “Data Centre”).

C.	The Landlord is the registered and beneficial owner of an estate in fee simple, subject, however, to such encumbrances, liens and interests as are at the date hereof set forth in the existing certificate of title, of those lands in the province of Alberta legally described as follows:

FIRST

MERIDIAN 4 RANGE 6 TOWNSHIP 13

SECTION 22

QUARTER SOUTH WEST

CONTAINING 64.7 HECTARES (160 ACRES) MORE OR LESS

EXCEPTING THEREOUT:

PLAN	NUMBER	HECTARES	ACRES	(MORE OR LESS)
PARCEL ‘A’	2385GV	0.202	0.50

EXCEPTING THEREOUT ALL MINES AND MINERALS

SECOND

MERIDIAN 4 RANGE 6 TOWNSHIP 13

SECTION 22

QUARTER SOUTH EAST

CONTAINING 64.7 HECTARES (160 ACRES) MORE OR LESS

EXCEPTING THEREOUT:

FIRST:

THAT PORTION DESCRIBED AS FOLLOWS:

THE NORTHERLY 500 FEET OF THE SOUTHERLY 566 FEET OF THE WESTERLY 500 FEET OF

THE EASTERLY 544 FEET OF THE SAID QUARTER SECTION CONTAINING 2.32 HECTARES

(5.74 ACRES) MORE OR LESS

SECONDLY:

PLAN	NUMBER	HECTARES	ACRES	(MORE OR LESS)
ROAD WIDENING	7810372	1.08	2.67
SUBDIVISION	1512938	4.46	11.02

EXCEPTING THEREOUT ALL MINES AND MINERALS

CERTIFICATE OF TITLE NO.:            151 277 991 +1

(the “Landlord’s Lands”)

D.	The Tenant, as lessee, wants to lease from the Landlord, as lessor, a portion of the Landlord’s Lands represented diagrammatically as the area outlined in red on the drawing attached as Schedule “A” (the “Lands”), which area comprises approximately 10.94 acres, for the purpose of operating the Data Centre and uses ancillary or incidental thereto (the “Business”).

E.	The Lands are not serviced and have no improvements presently on them.

F.	The Parties intend to execute and deliver an electricity supply agreement wherein the Tenant will provide certain equipment and other compensation to the Landlord and the Landlord will provide electricity to the Business (such agreement as amended, supplemented or restated from time to time, the “Electricity Supply Agreement”).

G.	The Landlord has agreed to lease the Lands to the Tenant for the Term in order that the Tenant may make, install and construct the Development and the Interconnection Facilities and operate the Business, upon and subject to the terms and conditions contained in this Lease.

H.	The Parties entered into a partial surrender of lease, work license, and access license agreement made effective March 6, 2018, among the Landlord, the Tenant, Medicine Hat Auto Racing Association (“MHARA”) and Medicine Hat Drag Racing (2012) Association (“MHDRA”) (the “Access Agreement”) to permit the Tenant to enter upon the Lands prior to the Effective Date to begin installing and constructing the Development, upon and subject to the terms and conditions contained in the Access Agreement. As of the date of this Lease, MHARA and MHDRA have not executed and delivered the Access Agreement.

I.	The Tenant may want to engage the Landlord to assist the Tenant, at the Tenant’s expense, with making, installing and constructing the Development and the Interconnection Facilities.

NOW THIS LEASE WITNESSES that in consideration of the Rent, covenants, and agreements to be paid, observed, and performed by the Tenant, the Landlord hereby demises the Lands to the Tenant and the Tenant hereby accepts such demise from the Landlord upon the terms and conditions and subject to the provisos contained in this Lease.

This Lease is made upon and subject to the following covenants and conditions which each of the Landlord and the Tenant respectively covenants and agrees to keep, observe, and perform to the extent that the same are binding or expressed to be binding upon it.

1.	DEFINITIONS

1.1.	The terms defined in this clause 1.1, for all purposes of this Lease, have the following meanings:

(a)	“Additional Rent” means any and all sums of money or charges required to be paid by the Tenant under this Lease (except Basic Rent) whether or not designated as “Additional Rent” and whether or not payable to the Landlord or to any other Person, and includes but is not limited to the amounts, if any, payable by the Tenant pursuant to clauses 2.5, 3.1, 3.2, 3.3, 3.4, 8.11, 8.13, 9.2.6, 9.6 and 32.9.

(b)	“Architect” means an Architect who is a member in good standing of the Alberta Association of Architects.

(c)	“Authority” means the City of Medicine Hat’s Planning and Development Services Department, and any and all city or other municipal, provincial or federal authority having jurisdiction over development on the Lands.

(d)	“Basic Rent” as of any particular time means the net basic rental provided for in the Lease as specified in Article 2 of this Lease.

(e)	“Business Day” means any day other than a Saturday, Sunday or statutory holiday in Medicine Hat, Alberta.

(f)	“Commencement Date” means June 1, 2018.

(g)	“CPI Adjustment” means the amount calculated using the following formula:

CPI Adjustmentt = nt-1 * ((CPIt-1 –CPIt-2)/CPIt-2)

Where:

‘n’ represents the figure for which the CPI Adjustment is being calculated (e.g., Basic Rent, Deposit)

‘t’ represents the Lease year

‘t-1’ represents the year immediately preceding the Lease year

‘t-2’ represents the year immediately preceding t-1

CPIt represents the Alberta CPI (All-Items) for the month of June in year t

(h)	“Development” means the conversion of the Lands into a site equipped for the operation of the Business, all structures and buildings constructed upon the Lands or any part of them by or for the Tenant pursuant to the provisions of this Lease or the Access Agreement, including without limitation, fencing, hard landscaping, storm pond, and all necessary services and ancillary facilities, together with all replacements, alterations, additions, changes, substitutions, improvements, or repairs to them and all other improvements from time to time constructed upon or affixed or appurtenant to the Lands, including the placement, installation and construction of the Tenant Trade Fixtures and Equipment on the Lands, but excluding the Interconnection Facilities and the placement, installation and construction of the Interconnection Facilities.

(i)	“Development Permit” means a development permit required by the Authority or issued by the Authority to the Tenant relating to the Development.

(j)	“Effective Date” means April 1, 2018.

(k)	“Engineer” means an Engineer, who is a member in good standing of the Alberta Association of Professional Engineers and Geoscientists of Alberta.

(l)	“Environmental Contaminants” means any contaminants, pollutants, hazardous, corrosive or toxic substances, flammable materials, explosive materials, radioactive materials, dangerous goods, microwaves, hazardous waste, urea formaldehyde, asbestos, noxious substances, compounds known as chlorobiphenyls, mould, and any other substance or material the storage of, manufacture, disposal, treatment, generation, use, transport, remediation, or release of which into the environment is prohibited, regulated, controlled, or licensed under Environmental Laws.

(m)	“Environmental Laws” means any laws, statutes, regulations, orders, bylaws, permits or lawful requirements of any government authority with respect to environmental protection, or regulating, controlling, licensing, or prohibiting Environmental Contaminants.

(n)	“Improvements” means the Development, excluding the Tenant Trade Fixtures and Equipment.

(o)	“Initial Term” means the period, commencing on April 1, 2018 and ending at 11:59 p.m. MST on June 30, 2028.

(p)	“Insolvency Event” means, in relation to the Tenant, the occurrence of one or more of the following:

i.	an order is made or an effective resolution passed for the winding-up, liquidation or dissolution of the Tenant;

ii.	the Tenant institutes proceedings for its winding up, liquidation or dissolution, or takes action to become a voluntary bankrupt, or consents to the filing of a bankruptcy proceeding against it, or files a proposal, a notice of intention to make a proposal, a petition or answer or consent seeking reorganization, readjustment, arrangement, composition or similar relief under any bankruptcy law or any other similar applicable law or consents to the filing of any such petition, or consents to the appointment of a receiver, liquidator, trustee or assignee in bankruptcy or insolvency of all or a substantial part of the property of the Tenant or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts generally as they come due or commits any other act of bankruptcy, or suspends or threatens to suspend transaction of its usual business, or any action is taken by the Tenant in furtherance of any of the aforesaid;

iii.	a court having jurisdiction enters a decree or order adjudging the Tenant as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, readjustment, arrangement, composition or similar relief under any bankruptcy law or any other similar applicable law, or a decree or order of a court having jurisdiction for the appointment of a receiver, liquidator, trustee or assignee in bankruptcy or insolvency of all or a substantial part of the undertaking or property of the Tenant, or for the winding up, dissolution or liquidation of its affairs, is entered and such decree, order or petition is not contested and the effect thereof stayed, or any material part of the property of the Tenant is sequestered or attached and is not returned to the possession of the Tenant or released from such attachment within twenty (20) days thereafter;

iv.	any proceedings, voluntary or involuntary, are commenced, or an order or petition is issued, respecting the Tenant pursuant to any applicable law relating to bankruptcy, insolvency, reorganization of debts, liquidation, winding-up or dissolution;

v.	the Tenant causes or institutes any proceeding for its dissolution or termination and such proceeding is not stayed or discontinued within ten (10) days of the Tenant instituting such proceedings or the Tenant being notified such proceedings, whichever occurs first;

vi.	the Tenant is generally not paying its debts as they become due, or the Tenant makes a general assignment for the benefit of creditors.

(q)	“Interconnection Facilities” has the meaning ascribed thereto in the Electricity Supply Agreement.

(r)	“Landlord Representatives” means the Landlord’s elected officials, officers, servants, employees, agents, workmen, contractors, subcontractors, successors and assigns.

(s)	“Mortgage” means a mortgage or mortgages upon or in respect of and specifically charging the leasehold interest of the Tenant in the Lands and the Development or any part of them and includes any debenture or deed of trust and mortgage to secure any bonds or debentures issued under it, and any assignment of rents made to the Mortgagee as security.

(t)	“Mortgagee” means a mortgagee or mortgagees under a Mortgage.

(u)	“Municipal Improvements and Infrastructure” includes but is not limited to roads, sidewalks, boulevards and street lighting.

(v)	“Person” or any word or expression descriptive of a person, includes any body corporate and politic, the heirs, executors, administrators, or other legal representatives of such person.

(w)	“Prime Rate” means for any day, the rate of interest expressed as a rate per annum which The Royal Bank of Canada, Main Branch, Calgary, Alberta, announces publicly from time to time as the reference rate used by it for determining the rates of interest on Canadian dollar commercial loans made by it in Canada and which it refers to as its “prime rate”.

(x)	“Private Access Area” means the area shown outlined with a green line on the drawing attached as Schedule “A”.

(y)	“Rent” means the Basic Rent, Additional Rent, and any other amounts payable by the Tenant under this Lease.

(z)	“Substantial Completion” means substantial completion as defined in clause 6.2 of this Lease.

(aa)	“Tenant Representatives” means the Tenant’s officers, servants, employees, agents, workmen, contractors, subcontractors, successors and assigns.

(bb)	“Tenant Trade Fixtures and Equipment” means modular equipment data processing units, pre-manufactured buildings, electrical distribution equipment, trade fixtures and all other chattels and personal property owned or leased by the Tenant, but excludes, for certainty, the Interconnection Facilities and the Improvements.

(cc)	“Term” means the Initial Term together with any Extension Term granted by the Landlord pursuant to Article 28.

(dd)	“Trustee” means a trust company duly authorized to carry on business in the Province of Alberta appointed by the Landlord for the purposes of clauses 6.3 and 8.7.

(ee)	“Utility Services” includes but is not limited to gas, electric, water, sanitary sewers, storm sewers, and telecommunications (including but not limited to telephone, optical fiber, and cable television).

1.2.	All of the provisions of this Lease will be deemed and construed to be conditions as well as covenants as though the words specifically expressing or importing covenants or conditions were used in each separate clause of this Lease.

1.3.	The words “herein”, “hereby”, “hereunder”, and words of similar import refer to this Lease as a whole and not to any particular article, clause, or sub-clause of the Lease.

1.4.	The captions and headings throughout this Lease are for convenience and reference only and the words and phrases used in the captions and headings will in no way be held or deemed to define, limit, describe, explain, modify, amplify, or add to the interpretation construction, or meaning of any clause or the scope or intent of this Lease, nor in any way affect this Lease.

2.	PAYMENT OF RENT

2.1.	Rent

2.1.1.	The Tenant covenants and agrees to pay to the Landlord the Basic Rent specified in sub-clause 2.1.1(a) and (b) and to perform the other obligations specified in this Article 2:

(a)	For the twelve (12) month period commencing on the Commencement Date, Basic Rent of TEN THOUSAND, FIVE HUNDRED DOLLARS ($10,500.00) per month (calculated based on NINE HUNDRED FIFTY NINE DOLLARS AND SEVENTY-EIGHT CENTS ($959.78) per acre of the Lands per month), payable on or before the Commencement Date and on the first day of each of the following months in such period.

(b)	For each subsequent twelve (12) month period Basic Rent equal to the monthly Basic Rent payable in the immediately preceding twelve (12) month period plus the CPI Adjustment, payable on the first day of each month in such period.

2.2.	Deposit

2.2.1.	The Tenant covenants and agrees to pay the Landlord a deposit in the amount of THREE HUNDRED EIGHTY-ONE THOUSAND, TWO HUNDRED DOLLARS ($381,200.00) upon execution and delivery of the Lease by the Tenant to the Landlord and an amount equal to the CPI Adjustment for the Deposit on each anniversary of the Lease (the “Deposit”). The parties agree that the deposit required pursuant to Article 8 of the Access Agreement, will be credited toward the Deposit. After execution of this Lease by the Landlord, the Deposit may be immediately deposited by the Landlord in its general account with all interest earned to accrue to the benefit of the Landlord.

2.2.2.	The Deposit will be held by the Landlord as security for the faithful performance by the Tenant of all of the provisions of this Lease to be performed or observed by the Tenant. If the Tenant fails to pay Rent or otherwise defaults with respect to any provision of this Lease, the Landlord may use, apply or retain all or any portion of the Deposit for the payment of any Rent in default, or of the payment of any other expense which the Landlord may incur by reason of the Tenant’s default, or to compensate the Landlord for any loss or damage which the Landlord may suffer thereby. If the Landlord so uses or applies all or any portion of the Deposit, the Tenant will within ten (10) days after demand therefor pay to the Landlord an amount sufficient to restore the Deposit to the full amount thereof. The Landlord will not be required to keep the Deposit separate from its general accounts. If the Tenant performs all of the Tenant’s obligations hereunder, the Deposit, or so much thereof as has not theretofore been applied by the Landlord, will be returned, without payment of interest or other increment for its use, to the Tenant at the expiration of the Term, and after the Tenant has vacated the Lands. No trust relationship is created in this Lease between the Landlord and the Tenant with respect to the Deposit.

2.3.	Payments Generally

2.3.1.	All payments by the Tenant to the Landlord of whatsoever nature required or contemplated by this Lease will be:

(a)	paid to the Landlord by the Tenant in lawful currency of Canada, in Canadian dollars, by cheque or electronic funds transfer;

(b)	made when due under this Lease, without prior demand and without any set-off, abatement, or deduction whatsoever, at the office of the Landlord or such other place as the Landlord may designate from time to time to the Tenant;

(c)	applied towards amounts then outstanding under this Lease, in such manner as the Landlord may see fit;

(d)	deemed to be Rent, in partial consideration for which this Lease has been entered into, and will be payable and recoverable as Rent, such that the Landlord will have all of the rights and remedies against the Tenant for default in making any such payment that may not be expressly designated as rent, as the Landlord has for default in payment of Rent; and

(e)	if any portion of Rent cannot be calculated until after the expiration or earlier termination of this Lease, then the Tenant’s obligation to pay such portion of the Rent will survive the expiration or earlier termination of this Lease.

2.4.	Net Lease

2.4.1.	It is the intention of the Landlord and Tenant that, unless expressly stipulated to the contrary in this Lease, all expenses, costs, payments, and outgoings incurred by the Landlord in respect of the Lands, the Development, and any other improvements of the Lands or for any other matter or thing affecting the Lands, will be borne by the Tenant. Further, unless expressly stipulated to the contrary in this Lease, the Basic Rent will be absolutely net to the Landlord and free of all abatements, set-off, or deduction, and any amount and any obligation which is not expressly declared in this Lease to be the responsibility of the Landlord will be the responsibility of the Tenant to be paid or performed by or at the Tenant’s expense in accordance with the terms of this Lease.

2.5.	Interest on Amounts in Arrears

2.5.1.	When the Rent is in arrears, such amounts will bear interest, including interest on overdue interest, at the Prime Rate plus 6% per annum calculated monthly not in advance from the date due until paid, irrespective of whether or not the Landlord demanded payment. The Landlord will have all the remedies for the collection of such interest, if unpaid after demand, as in the case of Rent in arrears, but this stipulation for interest will not prejudice or affect any other remedy of the Landlord under this Lease. If the Tenant fails to pay taxes under clause 3.1 when due, then clause 3.2 will apply rather than this clause 2.5.

2.6.	Goods and Services Taxes

2.6.1.	The Tenant agrees to pay to the Landlord at the times required by the applicable legislation all goods and services taxes or harmonized sales taxes payable under the Excise Tax Act (Canada), or such other tax as may be substituted for those taxes from time to time.

2.7.	Rent for Irregular Period

2.7.1.	All Rent reserved in this Lease will be deemed to accrue from day to day, and if for any reason it will become necessary to calculate Rent for irregular periods of less than one year, an appropriate pro-rata adjustment will be made on a per diem basis in order to compute Rent for that irregular period.

3.	PAYMENT OF TAXES

3.1.	Payment of Taxes

3.1.1.	Except as otherwise provided in clause 3.2, the Tenant will in each and every year during the Term, not later than the day immediately preceding the date or dates on which real property taxes and other charges imposed upon real property within the Province of Alberta become due and payable, whether monthly, quarterly, twice-yearly, or otherwise, pay and discharge or cause to be paid and discharged all taxes, rates, duties, charges, and assessments, including school taxes, local improvement rates, and other charges that now are or will or may be levied, rated, charged, or assessed against the Lands, the Development, all other structures, all machinery, equipment, facilities, and other property of any nature whatsoever in or on them, whether such taxes, rates, duties, charges, and assessments are charged by any municipal, parliamentary, legislative, regional, school, or other authority during the Term and will indemnify and keep indemnified the Landlord from and against payment of all losses, costs, charges, and expenses occasioned by or arising from any and all such taxes, rates, duties, charges, and assessments; and any such losses, costs, charges, and expenses incurred by the Landlord may be collected by the Landlord as Additional Rent. The Tenant further covenants and agrees that during the Term it will, upon written request, deliver to the Landlord for inspection receipts for payments of all taxes, rates, duties, charges, and assessments, including school taxes, local improvement rates, and other charges in respect of the Lands, the Development, all other structures, all machinery, equipment, facilities, and other property of any nature whatsoever on or in the Lands or Development that were due and payable during the Term within fourteen (14) days following receipt by the Tenant of each of such receipts for payment. The Landlord will, not later than fourteen (14) days following receipt of any assessment notices delivered to the Landlord by any taxing authority relating to the Lands, the Development or any other structures, any machinery, equipment, facilities, and other property of any nature whatsoever on or in the Lands or Development, forward a copy of those notices to the Tenant. The Tenant will have the right to appeal any assessment of the Lands or the Development or any other tax, rate, duty, charge, or amount referred to in this clause 3.1 provided that such appeal will be at the sole cost and expense of the Tenant. The Tenant will be responsible for the payments referred to in this clause 3.1 from the Commencement Date. For clarity, the Tenant will not be responsible for any such amounts in respect of any period prior to or following the Term.

3.1.2.	The Tenant will receive a separate tax billing or assessment for the Lands.

3.2.	Delinquent Taxes

3.2.1.	If the Tenant in any year during the Term fails to pay the taxes under clause 3.1 when due, the Tenant will pay to the Landlord, on demand, interest on the amount outstanding at the percentage rate or rates established by the Province of Alberta, the City of Medicine Hat, or any other taxing authority for unpaid real property taxes in the Province of Alberta.

3.3.	Payment of Utility Services

3.3.1.	The Tenant covenants with the Landlord to pay for or cause to be paid when due to the providers thereof all charges for gas, electricity, light, heat, power, telephone, cable, water, and other utilities and services used in or supplied to the Lands and the Development throughout the Term, and will indemnify and keep indemnified the Landlord from and against payment of all losses, costs, charges, and expenses occasioned by or arising from any and all such charges, and any such loss, costs, charges, and expenses that relate to such charges suffered by the Landlord may be collected by the Landlord as Additional Rent.

3.4.	Business Tax and License Fees

3.4.1.	The Tenant covenants with the Landlord to pay for or cause to be paid when due every tax and permit and license fee in respect of the use or occupancy of the Lands by the Tenant (and any and every subtenant, permittee, and licensee) other than such taxes as corporate income, profits, or excess profit taxes assessed upon the income of the Tenant (or such subtenant, permittee, and licensee) whether such taxes or permit and license fees are charged by any municipal, parliamentary, legislative, regional, or other authority during the Term, and will indemnify and keep indemnified the Landlord from and against payment of all losses, costs, charges, and expenses occasioned by or arising from any and all such taxes and permit and license fees; and any such loss, costs, charges, and expenses that relate to such charges incurred by the Landlord may be collected by the Landlord as Additional Rent.

4.	Payment for Utilities and Infrastructure

4.1.	The Tenant understands that the Lands are not currently serviced, including by Utility Services or Municipal Improvements and Infrastructure. The Tenant understands and agrees that neither the Landlord, nor the City of Medicine Hat, have any obligation to provide services to the Lands, except to the extent specified in the Electricity Supply Agreement

4.2.	For clarity, without limiting the generality of the foregoing:

4.2.1.	the Tenant acknowledges and agrees that it is responsible, at its sole cost and expense, for determining the Tenant’s specifications and requirements for Utility Services and for verifying the location, standards, specifications and availability of Utility Services with the Authority;

4.2.2.	the Tenant acknowledges and agrees that the Landlord has made no representation, warranty, or agreement with respect to the Development, except as expressly set out in this Lease; and

4.3.	Notwithstanding any covenant of the Tenant or anything to the contrary set forth in this Lease, if the City of Medicine Hat, at its sole discretion, installs or causes to be installed:

4.3.1.	a Utility Service in proximity to the Lands and such Utility Service (or service connections at the Lands with respect thereto) are required by the City of Medicine Hat to be provided to the Lands, then the Landlord will be responsible for the installation of such Utility Services (or service connections at the Lands with respect thereto), at the Landlord’s sole cost and expense, provided, however that the Tenant will reimburse the Landlord in respect of the costs and expenses incurred by the Landlord in respect of any such service connections at the Lands which the Tenant has requested in writing be made available to the Lands or which the Tenant actually utilizes in connection with its use of the Lands.

4.3.2.	Municipal Improvements and Infrastructure in proximity to the Lands, then the Landlord will be responsible for the installation of such Municipal Improvements and Infrastructure at the Landlord’s sole cost and expense, provided, however that the Tenant will reimburse the Landlord in respect of the costs and expenses incurred by the Landlord in respect of any such Municipal Improvements and Infrastructure which the Tenant has requested in writing be made available to the Lands.

5.	CONDITIONS

5.1.	This Lease is expressly subject to and conditional upon:

5.1.1.	The approval of Council at a public meeting of the lease of the Lands to the Tenant on the general terms and conditions set out in this Lease, at Council’s absolute discretion, on or before 4 p.m. (Alberta time) on March 31, 2018. This condition is for the mutual benefit of the Tenant and the Landlord.

5.1.2.	The Parties entering into the Electricity Supply Agreement on terms and conditions satisfactory to both Parties, at each Party’s absolute discretion, on or before 4 p.m. (Alberta time) on March 31, 2018. This condition is for the mutual benefit of the Tenant and the Landlord.

5.1.3.	A Development Permit being issued and released on terms and conditions satisfactory to the Tenant acting reasonably, on or before 4 p.m. (Alberta time) on May 31, 2018. This condition is for the mutual benefit of the Tenant and the Landlord.

5.1.4.	The Access Agreement being executed and delivered by all parties thereto on or before 4 p.m. (Alberta time) on May 31, 2018. This condition is for the sole benefit of the Tenant.

5.2.	A condition set forth in this clause 5.1 may be waived or confirmed satisfied by a Party having the benefit of such condition by notice in writing to the other Party hereto on or before the time by which such condition is to be satisfied or waived.

5.3.	In the event that the conditions set forth in clause 5.1 are not waived or satisfied by the Parties having the benefit thereof by the time and in the manner set forth in clause 5.1, this Lease may be terminated by either Party by notice in writing to the other Party and neither Party will have any obligation or liability to the other Party in respect of this Lease, save and except for the Landlord’s obligations in respect of the Deposit and the Tenant’s obligations pursuant to clause 22.1.

5.4.	The Tenant will not be entitled to any compensation from the Landlord for surrendering and yielding up the Lands and the Improvements in accordance with clause 5.3.

6.	CONSTRUCTION

6.1.	Tenant to Construct Development

6.1.1.	Prior to the commencement of any Development on the Lands, the Tenant will apply to the Authority for a Development Permit and any other permits necessary in respect of such Development, and at the same time deliver to the Landlord copies of drawings, elevations (where applicable), specifications (including the materials to be used), locations (where applicable), and exterior decoration and design of the buildings (if any) from time to time proposed as part of such Development for the Landlord’s approval, which approval the Landlord agrees not to unreasonably withhold. Upon receipt of the Landlord’s approval and, if applicable, a building permit (if applicable), the Tenant will construct the Development on the Lands, expeditiously and in a good and workmanlike manner and in substantial accordance with the drawings, elevations, specifications (including materials to be used), location on the Lands, and exterior decoration and design all upon which the issuance of the permits by the Authority having jurisdiction are based.

6.1.2.	Without limiting the foregoing, the Tenant will:

(a)	comply with all applicable laws, including building bylaws and regulations of the Authority;

(b)	complete the development in all material respects in a proper and workmanlike manner and in accordance with the applicable plans, specifications, and supporting documents submitted to and accepted by the Landlord upon which the issuance by the Authority of any permits for the Development have been based; and

(c)	obtain all permits that may be required by the Authority for occupancy, prior to occupancy.

6.1.3.	The Tenant will provide the Landlord with notice of any changes to the drawings, specifications, location, exterior decoration, design, or appearance of the Development and a copy of any application required to be made to the Authority in connection therewith.

6.1.4.	In no case will the Tenant interfere with the Landlord’s Unit 16 Generation Facility (“Unit 16”) operations, including during its construction activities.

6.1.5.	Notwithstanding anything set forth in this Lease requiring the Tenant to obtain the prior consent or approval of the Landlord, the Tenant may, from time to time, without the Landlord’s consent or approval, install, modify, add to, replace or remove Tenant Trade Fixtures and Equipment as the Tenant deems necessary or desirable in connection with the Business, provided that such installations, additions, modifications, replacements, or removals are in accordance with all laws in effect from time to time and the requirements of the Authority. The Tenant will provide the Landlord with notice of any such installation, modification, addition, replacement or removal and a copy of any application required to be made to the Authority in connection therewith.

6.2.	Substantial Completion of Development

6.2.1.	The Development will be deemed to have been Substantially Completed when the Architect or Engineer of the Tenant has issued a certificate to the Landlord, signed and sealed by the Architect or Engineer, certifying that:

(a)	the Development is substantially complete in all material respects in a proper and workmanlike manner and in accordance with the applicable plans, specifications, and supporting documents submitted to and accepted by the Landlord upon which the issuance by the Authority of any Development Permit and building permits for the Development have been based, except for deficiencies the correction of which, in the opinion of the Architect or Engineer, is adequately ensured;

(b)	all applicable laws, including building bylaws and regulations of the Authority, have been complied with by the Tenant except for deficiencies the correction of which, in the opinion of the Architect or Engineer, is adequately ensured;

(c)	all permits for occupancy that may be required by the Authority have been obtained; and

(d)	the part or parts of the Development intended for occupancy are ready for occupancy.

6.3.	Fire and Liability Insurance During Construction of Development

6.3.1.	The Tenant will effect or will cause each of its contractors to effect prior to the commencement of any Development on the Lands, and will maintain and keep in force until the insurance required under Article 8 is effected and a certificate of completion is issued to the Tenant by the Landlord, insurance:

(a)	protecting both the Tenant and the Landlord and the Landlord’s servants and agents (without any rights of cross claim or subrogation against the Landlord) against claims for personal injury, death, or property damage, or other third-party or public liability claims arising from any accident or occurrence upon, in, or about the Lands, including the risks occasioned by the construction of the Development, and to an amount reasonably satisfactory to the Landlord, for any personal injury, death, property, or other claims in respect of any one accident or occurrence; and

(b)	protecting both the Tenant and the Landlord and the Landlord’s servants and agents from loss or damage (without any rights of cross claim or subrogation against the Landlord) to the Development and all fixtures, equipment, improvements, and building materials on the Lands from time to time both during and after construction (but which may be by policies effected from time to time covering the risk during different phases of construction of the Development) against fire, earthquake and all other perils from time to time customarily included in the usual all-risks builders’ risk form of policy applicable to similar properties during construction and effected in the Province of Alberta by prudent owners, and such other perils as the Landlord may reasonably require to be insured against to the full insurable value thereof at all times and in any event in the amount sufficient to prevent the Landlord or the Tenant being deemed co-insurer.

6.3.2.	The Tenant will require each of its contractors to effect prior to the commencement of any Development on the Lands, and maintain and keep in force until a completion certificate is issued to the Tenant by the Landlord, builder’s risk and wrap up liability policies for the construction of the Development.

6.3.3.	The proceeds of insurance that may become payable under any policy of insurance effected pursuant to this clause 6.3 in respect of the Improvements will be payable to the Mortgagee, or to the Trustee if there is no Mortgagee, and will be available to finance repair and reconstruction of such Improvements.

6.3.4.	All of the provisions of Article 8 respecting insurance that are of general application will apply to the insurance applying during construction of the Development required by this clause 6.3.

7.	USE OF THE LANDS AND DEVELOPMENT

7.1.	The Tenant covenants and agrees with the Landlord that neither the Lands nor the Development, nor any part of the Lands or the Development, will be used for any purposes except the operation of the Business without the prior written approval of the Landlord, which approval will not be unreasonably withheld.

8.	INSURANCE

8.1.	Insurance

8.1.1.	At all times during the Term immediately following the Substantial Completion of the Development, the Tenant will, at its expense, insure and keep insured or cause to be insured the Development with one or more companies entitled to do business in the Province of Alberta, including all “All Risks” property insurance including earthquake and flood, or the equivalent replacement, which will have limits of not less than the full replacement cost of the Development.

8.2.	Boiler and Machinery Insurance

8.2.1.	At all times during the Term the Tenant will, at its expense, maintain or cause to be maintained in respect of the Development, Boiler and Machinery Insurance on a Comprehensive Form, including production machinery, piping, connected accessories which include and are not limited to refrigeration and air-conditioning units, for the Development, not less than the insurance provided by the “Comprehensive Boiler and Machinery”, including boiler insurance on temporary boilers and pressure vessels.

8.3.	Deductible Amounts

8.3.1.	Any of the policies of insurance referred to in clauses 6.3, 8.1, or 8.2 may, with the approval of the Landlord, which approval will not be unreasonably withheld, provide that the amount payable in the event of any loss will be reduced by a reasonable deductible amount designated by the Tenant, acting reasonably. The Tenant will be a co-insurer to the extent of the amount deducted from the insurance monies paid in the event of any loss, and that amount will, for the purpose of clause 8.7, be included as part of the insurance monies payable and paid.

8.4.	Co-insurance Clause

8.4.1.	If any of the policies of insurance referred to in clauses 6.3, 8.1, or 8.2 contain any co-insurance clauses, the Tenant will maintain at all times a sufficient amount of insurance to meet the requirements of such co-insurance clause so as to prevent the Landlord or the Tenant from becoming a co-insurer under the terms of such policy or policies and to permit full recovery from the insurer in the event of loss.

8.5.	Identity of Insured and Subrogation

8.5.1.	Any and all policies of insurance referred to in clauses 6.3, 8.1, or 8.2 will:

(a)	be written in the name of the Tenant as the insured, and the Landlord as additional insured in respect of liability coverage and with loss payable to the Landlord and the Mortgagee, if any, as their respective interests may appear in respect of property coverage;

(b)	contain a waiver of subrogation clause in favour of the Landlord and its employees, agents or Mortgagee; and

(c)	contain a provision or bear an endorsement that the insurer will not cancel such policy without first giving the Landlord and the Mortgagee at least thirty (30) days’ notice in writing of its intention to cancel the policy.

8.6.	Release from Liability for Insured Loss or Damage

8.6.1.	The Tenant hereby releases the Landlord and its servants, agents, successors, and assigns from any and all liability for loss or damage caused by any of the perils against which the Tenant has insured or pursuant to the terms of this Lease is obligated to insure the Development, or any part or parts of it, and the Tenant hereby covenants to indemnify and save harmless the Landlord and its respective servants, agents, successors, and assigns from and against all manner of actions, causes of action, suits, damages, loss, costs, claims, and demands of any nature whatsoever relating to such insured loss or damage or loss or damage that the Tenant is obligated to insure.

8.7.	Payment of Loss Under the Insurance Policy Referred to in Clauses 8.1 and 8.2

8.7.1.	The insurance monies payable under any or all of the policies of insurance referred to in clauses 8.1 or 8.2 will, notwithstanding the terms of the policy or policies, be paid to the order of the Mortgagee, or to the order of the Trustee if there is no Mortgagee, as their interests may appear.

8.7.2.	Subject to Article 10 (Damage or Destruction), the Landlord and the Tenant agree that the Mortgagee or Trustee (as the case may be) will use such insurance monies for the restoration, reconstruction, or replacement of the loss or damage to the Improvements against certificates of the Architect engaged by the Tenant or such other person as the Landlord and the Tenant may agree upon who is in charge of such restoration, reconstruction, or replacement.

8.8.	Landlord’s Right to Repair and Receive the Insurance Proceeds

8.8.1.	Should the Tenant fail to effect the restoration, reconstruction, or replacement of the loss or damage in respect of which the insurance monies are payable, without unreasonable delay, the Landlord will be entitled to effect such restoration, reconstruction, or replacement and the Mortgagee or Trustee to whom such insurance monies are payable will pay or cause to be paid to the Landlord such insurance monies in the same manner the Mortgagee or Trustee (as the case may be) would have done had the Tenant effected such restoration, reconstruction, or replacement.

8.9.	Workers’ Compensation Coverage

8.9.1.	At all times during the Term, the Tenant will at its own expense procure and carry, or cause to be procured and carried and paid for, full workers’ compensation coverage in respect of all workers, employees, servants, and others engaged in or upon any work, non-payment of which would create a lien on the Lands or the Development. The Parties agree that at all times during the Term, if there is a Work Site on the Land, the Tenant will be the Prime Contractor for the Work Site and the Tenant will comply with all requirements thereof including but not limited to, ensuring that the Occupational Health and Safety Act (Alberta), the regulations and the adopted code, as amended form time to time, are complied with in respect of the Work Site. For the purposes of this Section 8.9.1, “Work Site” and “Prime Contractor” will have the meanings given to them in the Occupational Health and Safety Act (Alberta).

8.9.2.	The Tenant will immediately notify the Landlord of any dispute involving third parties that may arise in connection with obtaining and maintaining the workers’ compensation coverage required under this Lease if such dispute results in the requisite coverage not being in place, and the Tenant will take all reasonable steps to ensure the resolution of such dispute promptly. At all times the Tenant will indemnify and save harmless the Landlord, its servants and agents from and against all damages, costs, claims, suits, judgments, and demands that the Landlord may incur as a result of any default by the Tenant of its obligation under this clause 8.9 to ensure that the full workers’ compensation coverage is maintained. The Tenant will further ensure that no amount of the workers’ compensation coverage is left unpaid so as to create a lien on the Lands or the Development. If the workers’ compensation coverage required by this clause 8.9 is not in place within thirty (30) days of the date of the notice to the Landlord mentioned above, the Landlord will be entitled to have recourse to the remedies of the Landlord specified in this Lease or at law or equity.

8.10.	Commercial General Liability and Directors and Officers Insurance

8.10.1.	At all times during the Term, the Tenant will at its own expense maintain with one or more companies duly authorized to carry on business within the Province of Alberta and approved by the Landlord, five million ($5,000,000.00) commercial general liability insurance, on an occurrence basis, covering all operations and activities of the Tenant and use and occupation of the Lands and Development, including, without limitation, coverages, extension, or additions for:

(a)	owners’ and contractors’ protective;

(b)	products and complete operations;

(c)	bodily injury;

(d)	personal injury;

(e)	death;

(f)	blanket contractual liability;

(g)	occurrence property damage;

(h)	cross liability;

(i)	tenants legal liability on an “all risks” basis;

(j)	broad form property damage; and

(k)	sudden and accidental pollution (IBC 2313), which coverage may be subject to a sublimit of two million ($2,000,000.00)

which insurance will include the Landlord as additional insured, indemnifying and protecting the Landlord and its respective servants and agents and the Tenant to limits approved by the Landlord. The liability insurance will contain a cross-liability clause and severability of interest endorsement in favour of the Landlord, and also a waiver of subrogation in favour of the Landlord, its employees or agents.

8.10.2.	At all times during the Term the Tenant will at its own expense maintain with one or more companies duly authorized to carry on business within the Province of Alberta and approved by the Landlord, ten million ($10,000,000.00) directors and officers liability insurance.

8.11.	Payment of Insurance Premiums

8.11.1.	The Tenant will pay or cause to be paid all of the premiums under the policies of insurance referred to in this Article 8 as they become due and payable; and in default of payment by the Tenant, the Landlord may pay the same and add the amount so paid to the Additional Rent.

8.12.	Copies of Insurance Policies

8.12.1.	If requested by the Landlord the Tenant will promptly from time to time deliver or cause to be delivered to the Landlord certified copies of all policies of insurance referred to in this Article 8 and obtained and maintained by the Tenant, accompanied by evidence satisfactory to the Landlord that the premiums on those policies have been paid. The Tenant will promptly notify the Landlord in the event that any policy of insurance referred to in this Article 8 is, or is threatened to be, canceled or adversely changed (including a substantial premium or deductible increase).

8.13.	Insurance May Be Maintained by Landlord

8.13.1.	The Tenant agrees that should the Tenant at any time during the Term fail to insure or keep insured the Development against loss or damage by fire and other perils as required under clause 8.1, or fail to maintain insurance against claims for personal injury, death, or property damage or loss as required under clause 8.10, then in any of such events, the Landlord, although not obliged to do so, may obtain and maintain such insurance in such amount or amounts with such deductible amounts and for such period or periods of time as the Landlord deems advisable; and the Tenant will pay to the Landlord as Additional Rent, upon the Landlord obtaining any such insurance and thereafter annually during the Term, within 30 days after receipt of any invoice from the Landlord, such amounts as the Landlord has expended for such insurance. If the Landlord pays for or obtains and maintains any insurance pursuant to this clause 8.13, the Landlord will submit to the Tenant, annually, a statement of the amount or amounts payable by the Tenant under this clause 8.13 as the cost of such insurance for the next ensuing year, and upon receipt of payment will apply the payment on account of the premiums of such insurance with the loss, if any, thereunder payable to the Landlord, the Tenant, and any Mortgagee as their interests may appear.

9.	REPAIRS AND MAINTENANCE

9.1.	Landlord Not Obliged to Repair

9.1.1.	Except to the extent specified in the Electricity Supply Agreement, the Landlord will not be obliged to furnish any services or facilities or to make repairs or alterations in or to the Lands or the Development, the Tenant hereby assuming the full and sole responsibility for the condition, operation, repair, replacement, maintenance, and management of the Lands and the Development.

9.1.2.	Without limiting the generality of the foregoing sub-clause 9.1.1, except to the extent specified in the Electricity Supply Agreement, the Landlord will not be liable for any damages or injury to person or property or to the Business by reason of any interruption in the supply or operation of any Utility Service, Municipal Improvements and Infrastructure, municipal service or in making alterations or repairs to such services.

9.2.	Repair by the Tenant

9.2.1.	The Tenant will during the Term, at its sole cost and expense, put and keep in good order and condition the Development (reasonable wear and tear excepted so long as the reasonable wear and tear does not unreasonably affect the foundation or structure of any building or of the Tenant Trade Fixtures and Equipment) the Lands and the appurtenances and equipment of them, both inside and outside, including heating and air-conditioning equipment, sidewalks, landscaping, water, sewer, steam, gas, electric and telecommunications facilities, pipes and conduits, and all other fixtures, machinery and equipment, whether or not enumerated in this Lease, and will, in the same manner and to the same extent as a prudent owner, make any and all necessary repairs, replacements, alterations, additions, changes, substitutions, and improvements, ordinary or extraordinary, foreseen or unforeseen, structural or otherwise, and keep the Development and aforesaid fixtures, appurtenances, and equipment fully usable for all of the purposes for which the Development was erected and constructed and the specified fixtures, appurtenances, and equipment were supplied and installed. Such repairs will be in all respects to the standard at least substantially equal in quality of material and workmanship to the original work and material in the Development and satisfy any requirements imposed by the Authority.

9.2.2.	The Tenant will during the Term, at its sole cost and expense, keep the Lands free of debris and neat and tidy at all times; maintain weed control on the Lands, maintain proper water drainage from the Lands, and provide complete and proper arrangements for the adequate sanitary handling and disposal of all trash, garbage, and other refuse on the Lands.

9.2.3.	The Tenant will not store or permit to be stored on the Lands any recreation vehicles, trailers, campers, boats, snowmobiles, trail bikes, all-terrain vehicles or any other equipment not directly utilized by the Tenant in connection with the Business.

9.2.4.	The Tenant covenants and agrees that in no case will the Tenant interfere with or cut into any utility system on the Lands or the Landlord’s Lands without the prior written approval of the Landlord.

9.2.5.	The Tenant will give immediate notice to the Landlord of the existence of any need for repair or of any condition which might cause any damage or injury or is a hazard to any portion of the Lands, Unit 16 or the public.

9.2.6.	Should the Landlord, acting reasonably, deem it necessary to supervise any repairs by the Tenant, or should any damage be caused in the course of such repairs or the Landlord otherwise be put to any expense in connection with such repairs, the Tenant will upon demand, reimburse to the Landlord all reasonable expenses incurred by the Landlord in connection therewith as Additional Rent.

9.3.	Tenant Not to Commit Waste or Injury

9.3.1.	The Tenant will not commit or permit waste to the Lands, the Development or any part of it (reasonable wear and tear excepted so long as the reasonable wear and tear does not unreasonably affect the foundation or structure of any building or of the Tenant Trade Fixtures and Equipment); nor will the Tenant injure or disfigure the Lands or the Development or permit them to be injured or disfigured in any way.

9.4.	No Unlawful Purpose

9.4.1.	The Tenant will not use or occupy or permit to be used or occupied the Lands or the Development or any part of them for any illegal or unlawful purpose or in any manner that may or will result in the cancellation of any insurance, or in the refusal of any insurers generally to issue any insurance as requested.

9.5.	Lands Accepted “As Is”

9.5.1.	The Tenant accepts the Lands “as is” knowing the condition of the Lands, and agreeing that the Landlord has made no representation, warranty, or agreement with respect to the Lands, except as expressly set forth herein.

9.6.	Repairs to Development by Landlord

9.6.1.	If at any time during the Term the Tenant fails to maintain the Lands and the Improvements, both inside and outside, in the condition required by the provisions of clause 9.2 (Repair by the Tenant), the Landlord through its agents, servants, contractors, and subcontractors may but will not be obliged to enter upon those parts of the Lands and the Improvements required for the purpose of making the repairs required by clause 9.2 (Repair by the Tenant). The Landlord will make such repairs, only after giving the Tenant fifteen (15) days’ written notice of its intention so to do, except in the case of an emergency when no notice to the Tenant is required. Any amount paid by the Landlord in making such repairs to the Lands and the Improvements or any part or parts thereof, together with all costs and expenses of the Landlord, will be reimbursed to the Landlord by the Tenant on demand plus a 15% administration fee together with interest at the rate specified in clause 2.5.

10.	DAMAGE OR DESTRUCTION

10.1.	Rent Not to Abate

10.1.1.	The partial destruction or damage or complete destruction by fire or other casualty of the Development will not terminate this Lease or entitle the Tenant to surrender possession of the Lands or the Development or to demand any abatement or reduction of the Rent or other charges payable under this Lease, any law or statute now or in the future to the contrary.

10.2.	Tenant’s Obligations When the Improvements Are Damaged or Partially Destroyed

10.2.1.	The Tenant covenants and agrees with the Landlord that in the event of damage to or partial destruction of the Development, the Tenant, subject to the regulations and requirements of the Authority and any other government authority having jurisdiction, will repair, replace, or restore any part of the Improvements so destroyed.

10.3.	Tenant’s Obligations When the Improvements Are Completely or Substantially Destroyed

10.3.1.	The Tenant covenants and agrees with the Landlord that in the event of complete or substantially complete destruction of the Development, the Tenant, subject to the regulations and requirements of the Authority and any other government authority having jurisdiction, will reconstruct or replace the Improvements with structures comparable to those being replaced.

10.4.	Replacement, Repair or Reconstruction Under Clauses 10.2 or 10.3 to Be Carried Out in Compliance with Clause 9.2 and Article 11

10.4.1.	Any replacement, repair, or reconstruction of the Improvements or any part of the Improvements pursuant to the provisions of clauses 10.2 or 10.3 will be made or done in compliance with the provisions of clause 9.2 (Repair by the Tenant) and Article 11 (Replacement, Changes, Alterations and Substitutions).

11.	REPLACEMENT, CHANGES, ALTERATIONS, AND SUBSTITUTIONS

11.1.	The Tenant will not make or permit to be made any changes, alterations, replacements, substitutions, or additions affecting the structure of the Improvements, the major electrical and/or mechanical systems contained in the Improvements, or design, or appearance of the Improvements without the written approval of the Landlord, which approval the Landlord will not withhold unreasonably. No changes, alterations, replacements, substitutions, or additions of the Improvements will be undertaken until the Tenant has submitted or caused to be submitted to the Landlord drawings, elevations (where applicable), specifications (including the materials to be used), locations (where applicable), and exterior decoration and design of the proposed changes, alterations, replacements, substitutions, or additions, and until they have been approved in writing by the Landlord, which approval the Landlord agrees not to unreasonably withhold.

11.2.	The Tenant covenants and agrees with the Landlord that, subject to Article 12 (Unavoidable Delays), all changes, alterations, replacements, substitutions, and additions undertaken by or for the Tenant once begun will be prosecuted with due diligence to completion. All such changes, alterations, and additions will meet the requirements of the Authority and any other government authorities having jurisdiction.

12.	UNAVOIDABLE DELAYS

12.1.	If the Landlord or the Tenant is, in good faith, delayed or prevented from doing anything required by this Lease, because of a strike, labour trouble inability to obtain materials or services, power failure, restrictive government laws or regulations, riots, insurrection, sabotage, rebellion, war, act of God, terrorism or any other similar reason (including, without limitation, adverse weather) that is beyond the reasonable control of the Party delayed, the doing of the thing is excused for the period of the delay and the Party delayed will do what was delayed or prevented within the appropriate period after the delay. For the purposes of this clause 12.1 the inability of the Tenant to meet its financial obligations under this Lease or otherwise will not be a circumstance beyond the reasonable control of the Tenant and not avoidable by the exercise of reasonable effort or foresight by the Tenant.

12.2.	Nothing in clause 12.1 excuses the Tenant from payment of Rent, in the amounts and at the times specified in this Lease.

13.	BUILDERS’ LIENS AND WRITS OF ENFORCEMENT

13.1.	Tenant to Remove Liens

13.1.1.	The Tenant will, throughout the Term at its own cost and expense, cause any and all builders’ liens and other liens for labour, services, or materials alleged to have been furnished with respect to the Lands or the Development, and any writ of enforcement filed against the title to the Lands, which may be registered against or otherwise affect the Lands or the Development, to be paid, satisfied, released (including, without limitation, the release of all such liens and writs from the interest of the Landlord in the Lands), or vacated within forty-two (42) days after any claim for any such lien or writ is filed against the title to the Lands. PROVIDED HOWEVER that in the event of a bona fide dispute by the Tenant of the validity or correctness of any claim for any such lien or writ the Tenant will not be bound by the foregoing, but will be entitled to defend against the claim in any proceedings brought in respect of the claim after first paying into court the amount claimed or sufficient security, and such costs as the court may direct, or the Tenant may provide, at the Tenant’s sole expense, as security in respect of such claim, an irrevocable letter of credit, lodged with the Landlord, for 120% of the full amount of any claim for any such lien or writ of enforcement, the amount of which letter of credit will be increased every six (6) months to include interest on the claimed amount at the Prime Rate, calculated semi-annually not in advance from the date any such claim is registered against or otherwise affects the Lands or the Development, continuing so long as the proceedings continue and which letter of credit will be on terms sufficient to protect the Landlord’s interest in the Lands and the Development and in a form reasonably satisfactory to the Landlord and will be issued by one of the chartered Banks of Canada; and, upon being entitled to do so, the Tenant will register all such documents as may be necessary to cancel such lien or writ from the Lands and the Development, including the Landlord’s interest in them.

13.2.	Landlord Not Responsible for Liens or Writs of Enforcement

13.2.1.	It is agreed that the Landlord will not be responsible for claims of builder’s liens or writs of enforcement filed by persons claiming by, through or under the Tenant or persons for whom the Tenant is in law responsible. The Tenant acknowledges and agrees that the improvements to be made to the Lands are made at the Tenant’s request solely for the benefit of the Tenant and those for whom the Tenant is in law responsible.

14.	INSPECTION AND EXHIBITION BY LANDLORD

14.1.	Inspection by Landlord

14.1.1.	The Landlord and the Tenant agree that it will be lawful for a representative of the Landlord at all reasonable times during the Term, upon not less than three (3) days’ notice in writing and, if required by the Tenant, accompanied by a representative of the Tenant, to enter the Lands and the Development, or any of them and to examine their condition, and to ensure the Tenant’s compliance with the terms of this Lease. The Landlord will give to the Tenant notice of any repairs or restorations required in accordance with clause 9.2 (Repair by the Tenant) and the Tenant will, within thirty (30) days after every such notice or such other period as provided in clause 19.1.1(b), well and sufficiently repair, restore, and make good accordingly.

14.2.	Exhibition by Landlord

14.2.1.	During the final six (6) months of the Term, the Landlord will be entitled to display upon the Lands the usual signs advertising the Lands and the Improvements as being available for purchase or letting, provided such signs are displayed in such a manner as not to interfere unreasonably with the Tenant’s use and enjoyment of the Lands and the Development.

15.	OBSERVANCE OF REGULATIONS

15.1.	The Tenant covenants with the Landlord that, notwithstanding any other provision of this Lease to the contrary, throughout the Term the Tenant will abide by and comply with all provisions of law, including without limitation municipal, regional, provincial, and federal legislative enactments, measures and policy directives concerning, without limitation, all environmental, police, fire, and sanitary regulations, zoning and building bylaws, and any municipal, regional, provincial, federal or other government regulations that relate to the construction and erection of the Development, to the equipment and maintenance of the Development to the operation, occupation, and use of the Development or the Lands to the extent that the Tenant operates, occupies and uses the Development or the Lands, whether by subletting them or any part of them or otherwise, and to the making of any repairs, replacements, alterations, additions, changes, substitutions, or improvements of or to the Development, the Lands, or any part of them.

16.	INDEMNITY

16.1.	Breach, Violation, or Non-performance of Covenants

16.1.1.	The Tenant will indemnify and save harmless the Landlord and the Landlord Representatives from any and all manner of actions, causes of action, suits, damages, expenses, loss, costs, builders’ liens, claims, and demands of any nature whatsoever relating to and arising during the Term out of any breach, violation, or non-performance of any covenant, condition, or agreement in this Lease to be fulfilled, kept, observed and performed by the Tenant or the Tenant Representatives, except to the extent arising out of any action or omission of the Landlord.

16.1.2.	The Landlord will indemnify and save harmless the Tenant, its directors, officers, servants, agents, successors, and assigns from any and all manner of actions, causes of action, suits, damages, expenses, loss, costs, claims, and demands of any nature whatsoever relating to and arising during the Term out of any breach, violation, or non-performance of any covenant, condition, or agreement in this Lease to be fulfilled, kept, observed and performed by the Landlord or the Landlord Representatives, except to the extent arising out of any action or omission of the Tenant.

16.2.	Injury, Damage, or Loss of Property

16.2.1.	Notwithstanding the provisions of Article 8 (Insurance), the Tenant will indemnify and save harmless the Landlord and the Landlord Representatives from any and all manner of actions, causes of action, suits, damages, loss, costs, claims, and demands of any nature whatsoever relating to and arising during the Term out of:

(a)	any injury to person or persons, including death resulting at any time therefrom, occurring in or about the Lands or the Development;

(b)	any damage to or loss of property occasioned by or attributable to the use and occupation of the Lands or the Development;

(c)	any and all claims arising under the Workers’ Compensation Act, Occupational Health and Safety Act, Occupiers’ Liability Act or other statute that imposes liability upon the owners or occupiers of land or in relation to the operation of a worksite in relation to the activities of the Tenant and the Tenant Representatives in or about the Private Access Area or the Lands; and

(d)	the conduct of the Business from the Lands.

however, no provision of this Lease will require the Tenant to indemnify the Landlord against any actions, causes of actions, suits, claims, or demands for damages arising out of the willful misconduct or grossly negligent acts or grossly negligent omissions of the Landlord or the Landlord Representatives, unless such act or omission involves a peril against which the Tenant is obligated to place insurance, in which case the release and indemnity specified in clause 8.6 absolves the Landlord of all liability with respect to the act or omission.

16.3.	Limitation

16.3.1.	In no event will a Party be liable for consequential, incidental, punitive, exemplary or indirect damages, lost profits or other business damages whether by statute, in tort or contract under any indemnity provision or otherwise, whatever may be the cause of such damages.

16.4.	Indemnification Survives Termination of Lease

16.4.1.	The obligations of the Landlord and the Tenant to indemnify the other under any provision of this Lease with respect to liability by reason of any matter arising prior to the end of the Term, including without limitation under the provisions of clauses 3.1, 3.2, 3.3, 5.1, 8.6, 16.1, 16.2, 22.1, and 32.8 will survive any termination of this Lease, anything in this Lease to the contrary notwithstanding.

17.	SUBLETTING AND ASSIGNING

17.1.	Subletting and Assigning

17.1.1.	Except as expressly provided in this Article 17, the Tenant will not assign this Lease in whole or in part, or sublease the Lands or Development or any part of them, or grant any concession or license of any part of the Lands or the Development, without the written approval of the Landlord, which approval the Landlord will not unreasonably withhold.

17.1.2.	The Tenant will not mortgage its leasehold interest under this Lease and its interest in the Lands and the Development without the consent of the Landlord, which consent the Landlord will not unreasonably withhold.

17.1.3.	Notwithstanding the foregoing provisions of this clause 17.1, the Tenant may, upon reasonable notice to the Landlord, assign this Lease or mortgage its leasehold interest under this Lease to any person taking an assignment of the Tenant’s interest under the Electricity Supply Agreement, including an assignment by way of security in favour of a lender, provided that the City of Medicine Hat has consented to such assignment pursuant to the Electricity Supply Agreement.

17.1.4.	No assignment, sublease, concession or license will release the Tenant from its obligations and covenants under this Lease.

17.1.5.	The Tenant will observe and perform all of its obligations incurred in respect of assignments, subleases, agreements for lease, and Mortgages of its leasehold interest under this Lease, and will not allow any such obligations to be in default; and if any such default occurs, the Landlord may, but will not be obliged to, rectify such default for the account of the Tenant, and any amount paid by the Landlord in so doing, together with all costs and expenses of the Landlord, will be reimbursed to the Landlord by the Tenant on demand plus an administration fee of 15% together with interest at the rate specified in clause 2.5.

18.	REGISTRATION

18.1.	Neither the Tenant nor anyone on the Tenant’s behalf or claiming under the Tenant (including any assignee, subtenant or other occupant) will register in full this Lease or any assignment, sublease or other instrument relating to this Lease against the Lands or the Development. The Tenant may register a notice or caveat of its interests under this Lease, including the easement granted pursuant to clause 32.1, provided that:

(a)	a copy of the Lease is not attached; and

(b)	the Landlord gives its prior written approval of the notice or caveat, which approval will not be unreasonably withheld.

18.2.	Upon the expiration or earlier termination of the Term, the Tenant will immediately discharge or otherwise vacate any such notice or caveat.

18.3.	The Landlord will provide or cause to be provided a registrable postponement of any mortgage, or similar financial encumbrance, granted by the Landlord from time to time to any caveat filed by the Tenant in respect of its interests under this Lease in accordance with clause 18.1.

19.	DEFAULT BY TENANT

19.1.	Events of Default

19.1.1.	The Landlord and the Tenant agree that any of the following constitutes an “Event of Default” under this Lease:

(a)	the Tenant fails to pay any Rent or any other sums required to be paid to the Landlord by any provision of this Lease and such Rent remains unpaid ten (10) Business Days following the Landlord providing a written demand for payment therefor to the Tenant (but no such notice will be required if the Tenant defaults more than three (3) times in a year in the payment of Rent even though such defaults may each have been timely cured, but in any event the Tenant agrees that Rent is due and payable by the Tenant under the Lease on its due date);

(b)	the Tenant defaults in performing or observing any of its covenants or obligations under this Lease (other than those referred to in sub-clause 19.1.1(a)) and such default has not been cured within thirty (30) days following written notice thereof from the Landlord (or such longer period as may be reasonably required where there is a reasonable expectation that such default can be cured and where the Tenant commences within thirty (30) days to take steps to cure such default and continues to thereafter diligently pursue a cure with respect to such default);

(c)	the Tenant abandons or attempts to abandon the Lands, or the Lands become vacant or substantially unoccupied for a period of thirty (30) consecutive days or more without the consent of the Landlord; or

(d)	an Insolvency Event occurs in respect of the Tenant.

19.2.	Default and Remedies

19.2.1.	The Landlord and the Tenant agree that if and whenever an Event of Default occurs, then, without prejudice to any other rights which it has pursuant to this Lease or at law, the Landlord will have the following rights and remedies, which are cumulative and not alternative:

(a)	To terminate this Lease by notice to the Tenant or to re-enter the Lands and Development and repossess them and, in either case, enjoy them as of its former estate, and to remove all persons and property from the Lands and Development and store such property at the expense and risk of the Tenant or sell or dispose of such property in such manner as the Landlord sees fit without notice to the Tenant. If the Landlord enters the Lands and Development without notice to the Tenants to whether it is terminating this Lease under this sub-clause 19.2.1(a) or proceeding under 19.2.1(b) or any other provision of this Lease, the Landlord will be deemed to be proceeding under sub-clause 19.2.1(b), and the Lease will not be terminated, nor will there be any surrender by operation of law, but the Lease will remain in full force and effect until the Landlord notifies the Tenant that it has elected to terminate this Lease. No entry by the Landlord will have the effect of terminating the Lease without notice to that effect to the Tenant;

(b)	To enter the Lands and Development as agent of the Tenant to do any or all of the following:

i.	Relet the Lands and Improvements for whatever length of time and on such terms as the Landlord, in its discretion, may determine, and to receive the Rent therefore;

ii.	Take possession of any property of the Tenant on the Lands and Development, and store such property at the expense and risk of the Tenant, or sell or otherwise dispose of such property in such a manner as the Landlord sees fit without notice to the Tenant;

iii.	Make alterations to the Lands and Development to facilitate their reletting, including but not limited to removing (including selling or otherwise disposing of) the Development and restoring the Land to a condition substantially the same as the Lands existed immediately prior to the Tenant’s first entry upon the Lands pursuant to the Access Agreement;

iv.	Apply the proceeds of any such sale or reletting, first, to the payment of any expenses incurred by the Landlord with respect to any such reletting or sale, second, to the payment of any indebtedness of the Tenant to the Landlord other than Rent, and, third, to the Payment of Rent in arrears, with the residue to be held by the Landlord and applied to payment of future Rent as it becomes due and payable, provided that the Tenant will remain liable for any deficiency to the Landlord;

(c)	To remedy or attempt to remedy any default of the Tenant under this Lease for the account of the Tenant and to enter upon the Lands for such purposes. No notice of the Landlord’s intention to remedy or attempt to remedy such default need be given to the Tenant unless expressly required by this Lease, and the Landlord will not be liable to the Tenant for any loss, injury or damages caused by acts of the Landlord in remedying or attempting to remedy such default. The Tenant will pay to the Landlord all expenses incurred by the Landlord in connection therewith;

(d)	To recover from the Tenant all damages, costs and expenses incurred by the Landlord as a result of any default by the Tenant including, if the Landlord terminates this Lease, and deficiency between those amounts which would have been payable by the Tenant for the portion of the Term following such termination and the net amounts actually received by the Landlord during such period of time with respect to the Lands; and

(e)	To recover from the Tenant the full amount of the current month’s Rent together with the next three (3) months’ installments of Rent, all of which will immediately become due and payable as accelerated rent.

19.3.	Distress

19.3.1.	Notwithstanding any provision of this Lease or any provision of any applicable legislation, the goods and chattels of the Tenant on the Lands at any time will be exempt from levy by distress save and except in respect of Base Rent in arrears or amounts payable pursuant to clause 3.1 and unpaid, and the Tenant waives any exemption applicable to such permitted distress. If the Landlord makes any claim against the goods and chattels of the Tenant by way of distress permitted as aforesaid, this provision may be pleaded as an estoppel against the Tenant in any action brought to test the right of the Landlord to levy such distress.

19.4.	Costs

19.4.1.	The Tenant agrees to pay to the Landlord all damages, costs and expenses (including, without limitation, all legal fees on a substantial indemnity basis) incurred by the Landlord in enforcing the terms of the Lease, or with respect to any matter or thing which is the obligation of the Tenant under this Lease, or in respect of which the Tenant has agreed to insure or to indemnify the Landlord.

19.5.	Remedies of Landlord Are Cumulative

19.5.1.	The remedies of the Landlord specified in this Lease are cumulative and are in addition to any remedies of the Landlord at law or equity. No remedy will be deemed to be exclusive, and the Landlord may from time to time have recourse to one or more or all of the available remedies specified in this Lease or at law or equity. In addition to any other remedies provided in this Lease, the Landlord will be entitled to restrain by injunction any violation or attempted or threatened violation by the Tenant of any of the covenants or agreements under this Lease.

19.6.	Waiver by Landlord

19.6.1.	The failure of the Landlord to insist upon the strict performance of any covenant or agreement of this Lease will not waive such covenant or agreement, and the waiver by the Landlord of any breach of any covenant or agreement of this Lease will not waive such covenant or agreement in respect of any other breach. The receipt and acceptance by the Landlord of Rent or other moneys due under this Lease with knowledge of any breach of any covenant or agreement by the Tenant will not waive such breach. No waiver by the Landlord will be effective unless made in writing.

20.	DISPUTE RESOLUTION PROCEDURE

20.1.	Except as otherwise provided in this Lease, any dispute between the Parties as to the interpretation of, subject matter of, or in any way related to, this Lease will be resolved by the Parties attempting to research a fair and equitable resolution by using, in good faith, the following means in the order listed and on an escalating basis, until resolution is achieved. The means to be used are:

20.1.1.	Negotiation between the Commissioner of Development and Infrastructure and the Tenant’s Chief Executive Officer;

20.1.2.	Negotiation between the City’s Chief Administrative Officer and the Chairman of the Board of the Tenant; and

20.1.3.	Subject to agreement between the Parties, mediation by a jointly appointed mediator. In the event the Parties are unable to agree on a single mediator within ten (10) Business Days, each Party will appoint a mediator within ten (10) Business Days thereafter by written notice, and the two mediators will together appoint a third mediator within ten (10) Business Days of written notice of their appointment. Unless otherwise agreed in writing by the Parties, mediation will be carried out in accordance with the procedures of the ADR Institute of Canada, Inc. (the “Institute”). Mediation will continue for a period of not more than thirty (30) days after the mediator(s) has or have been selected.

20.2.	In no event will any stage of the resolution of a dispute pursuant to this Article 20 between the Parties exceed thirty (30) Business Days (or thirty (30) Business Days after appointment of a mediator), or one hundred twenty (120) Business Days in total.

21.	CONDUCT ON LANDS, DEVELOPMENT

21.1.	Taking into account that during construction of the Development the Lands will be operated as a normal construction site, the Tenant covenants and agrees with the Landlord that it will not carry on or do, or allow to be carried on or done upon the Lands or the in or on the Development any work, business, or occupation that may be a nuisance or annoyance, or cause any damage or inconvenience to the Landlord or other persons occupying lands adjacent to the Lands or the Landlord’s Lands, or that may be improper, noisy, or contrary to any law or to any bylaw or to any regulation of the Authority or any enactment of any other government agencies or authorities having jurisdiction for the time being in force.

22.	SURRENDER OF LEASE

22.1.	At the expiration or sooner determination of the Term, the Tenant will remove all Tenant Trade Fixtures and Equipment, repair any damage to the Land or the Improvements caused by such removal, and surrender the Lands and the Improvements to the Landlord in the condition in which they were required to be kept by the Tenant under the provisions of this Lease, provided however that the Landlord may, at its sole option, provide written notice to the Tenant (a “Restoration Notice”) no later than six (6) months prior to the expiry of the Term, or if this Lease is terminated prior to the expiry of the Term, provide notice to the Tenant within fifteen (15) days of such termination, requesting that the Tenant remove such Improvements and restore the Lands (or such portions thereof as may be specified in such notice) as nearly as reasonably practicable to the state and condition in which the Lands (or such portions thereof) were in as of the time immediately prior to the first entry upon the Lands (or such portion thereof) by the Tenant or the Tenant Representatives. If the Landlord provides such Restoration Notice the Tenant will, prior to the expiry of the Term (or if the Lease is terminated prior to the expiry of the Term within sixty (60) days of the date of the delivery of the Restoration Notice), at its sole expense, remove such Improvements as specified in the Restoration Notice and restore the Lands (or such portion thereof) as aforesaid, which will include without limitation, if specified in such Restoration Notice, grading, reseeding and removing gravel and fencing. Prior to beginning work on removing the Improvements and restoring the Lands, the Tenant will obtain the written approval of the Landlord for the plan for removing the Improvements and restoring the Lands, including details as to disposition of concrete and other building materials. The Tenant will complete all work on removing the Improvements and restoring the Lands in accordance with all requirements of the Authority, and all laws, including but not limited to, the Safety Codes Act (Alberta), permit regulations and the Alberta Building Code and will obtain a demolition permit prior to commencing any demolition. If the Landlord delivers a Restoration Notice and the Tenant fails to perform its removal and restoration obligations as aforesaid, the Landlord may, at its absolute discretion, and without notice to the Tenant, perform such removal and restoration obligations and the Tenant will reimburse the Landlord for all costs and expenses reasonably incurred by the Landlord in performing such work in excess of the Deposit within thirty (30) days following written demand therefor being given to the Tenant, together with documentation satisfactory to the Tenant, acting reasonably, which establishes the amount of such costs and expenses, it being agreed by the Tenant and the Landlord that the Landlord will be entitled to (and will) apply the Deposit on account of the costs and expenses reasonably incurred by the Landlord in performing such restoration work prior to seeking further reimbursement from the Tenant.

22.2.	If the Tenant fails to fulfill its obligation to remove the Tenant Trade Fixtures and Equipment and the Improvements and restore the Lands as aforesaid, to the satisfaction of the Landlord, the Landlord may, at its sole discretion remove (including selling or otherwise disposing of) the Tenant Trade Fixtures and Equipment and Improvements and restore the Lands in such a manner as the Landlord sees fit, without notice to the Tenant. The Tenant covenants with the Landlord to reimburse the Landlord for all costs and expenses associated with such removal and restoration. The Tenant will not be entitled to any compensation from the Landlord for surrendering and yielding up the Lands and the Improvements as provided.

23.	QUIET ENJOYMENT AND OWNERSHIP OF TENANT’S FIXTURES

23.1.	Covenant for Quiet Enjoyment

23.1.1.	For so long as an Event of Default has not occurred which is then continuing, the Tenant will and may peaceably enjoy and exclusively possess the Lands and enjoy the easements, rights and privileges granted to the Tenant pursuant to this Lease for the Term, without interruption or disturbance whatsoever from the Landlord or any other person, firm, or corporation lawfully claiming from or under the Landlord, provided however that nothing in this clause 23.1 will limit the rights of access reserved by the Landlord under clause 9.6 (Repairs to Development by Landlord), the rights of inspection conferred upon the Landlord by clause 14.1 (Inspection by Landlord), the right of the Landlord to show the Lands and the Development and to post “for rent” or “for sale” signs, pursuant to clause 14.2 (Exhibition by Landlord), the rights of investigation conferred upon the Landlord by clause 26.1 (Environmental Provisions), or any rights of access provided pursuant to the Electricity Supply Agreement.

23.1.2.	The Landlord hereby represents that the Lands are not subject to any lease, restrictive covenant, easement, right of way or other encumbrance, lien or interest, save and except to the extent specified in this Lease or the Access Agreement or registered against title to the Landlord’s Lands as of the date of this Lease, and that such specified or registered encumbrances, liens and interests do not conflict with or interfere with the Tenant’s use of the Lands or the easements, rights or privileges granted to the Tenant pursuant to this Lease, save and except to the extent specified in this Lease or the Access Agreement.

23.2.	Landlord’s Right to Further Encumber

23.2.1.	The Landlord hereby reserves the right to further charge the Lands, or any part of them, by way of easement, right of way, or restrictive covenant in favour of a Crown corporation or agency, a municipality, a regional district, or other government agency or authority, provided that any such easement, right of way or restrictive covenant may prohibit, restrict or interfere with the Tenant’s use and enjoyment of the Lands in accordance with this Lease or the enjoyment of the easements, rights and privileges granted to the Tenant pursuant to this Lease, and the Tenant agrees, at the request of the Landlord, promptly to execute and deliver to the Landlord such instrument as may be necessary to subordinate the Tenant’s right and interest in the Lands under this Lease to such charge subject always to the foregoing proviso.

23.3.	Ownership of the Development

23.3.1.	The Landlord and the Tenant agree that the title to and ownership of the Improvements and all alterations, additions, changes, substitutions, or improvements to them will at all times during the Term be vested in the Tenant, notwithstanding any rule or law as to the immediate vesting of the title to and ownership of the Improvements in the Landlord as owner of the freehold. The title to and ownership of the Improvements will not pass to or become vested in the Landlord until the determination of the Term either by forfeiture, default, or lapse of time under the terms of this Lease, in which event the Improvements will become the absolute property of the Landlord free of all encumbrances, except for the Improvements, or parts thereof, that the Landlord requests to be removed pursuant to Article 22.

23.3.2.	The Landlord and the Tenant agree that the title to and ownership of the Tenant Trade Fixtures and Equipment will at all times be vested in the Tenant, notwithstanding the degree of affixation thereof to the Lands or the Improvements.

23.3.3.	The Landlord and the Tenant agree that the title to and ownership of the Interconnection Facilities will at all times be vested in the City of Medicine Hat as party to the Electricity Supply Agreement.

24.	OVERHOLDING

24.1.	The Tenant covenants and agrees with the Landlord that if the Tenant holds over and the Landlord accepts Rent after the expiration of the Term, the new tenancy thereby created will be a tenancy from month to month, at a rent that is equal to 125% of the Basic Rent applicable in the month immediately prior to such overholding, and not a tenancy from year to year and will be subject to the covenants and conditions in this Lease so far as they are applicable to a tenancy from month to month.

25.	NOTICE

25.1.	All notices, demands, and requests that may be or are required to be given pursuant to this Lease will be in writing and will be sufficiently given if served personally upon, faxed or emailed to, the party or an executive officer of the party for whom it is intended or mailed prepaid and registered addressed to the parties at the addresses below, or such other addresses as the parties may from time to time advise by notice in writing. Mortgagees of this Lease will supply their respective mailing addresses to the Landlord and the Tenant. Any such notice, demand, or request, if sent by personal delivery, facsimile or email, will be deemed to have been given on the same Business Day that the notice was sent, if sent during normal business hours, or the next Business Day if sent after normal business hours. Any notice, demand, or request delivered by mail will be deemed to have been received on the fifth Business Day following the postmark date, excepting that in the case of a postal strike or disruption, such notice or correspondence must be delivered by personal delivery or sent by email or facsimile.

Landlord Address	Tenant Address
Manager of Land and Business Support City of Medicine Hat 580 First Street SE Medicine Hat, Alberta T1A 8E6	Hut 8 Holdings Inc. Suite 1700, 666 Burrard Street Vancouver, BC V6C 2X8
Phone: (403) 502-8055	Phone:
Email: [REDACTED]	Email: [REDACTED]
Fax:	Fax:

26.	ENVIRONMENTAL

26.1.	Environmental Provisions

26.1.1.	The Tenant covenants and agrees with the Landlord to:

(a)	develop and use the Lands and Development only in compliance with all Environmental Laws;

(b)	permit the Landlord to investigate the Lands and Development, any goods on the Lands or Development, and the Tenant’s records at any time and from time to time to verify such compliance with Environmental Laws and this Lease upon not less than three (3) days’ notice in writing and, if required by the Tenant, accompanied by a representative of the Tenant;

(c)	where the Landlord has reasonable grounds to believe that the Tenant is in breach of its obligations under this Article 26, obtain at the reasonable request of the Landlord, obtain from time to time at the Tenant’s cost a report from an independent consultant designated or approved by the Landlord verifying the Tenant’s compliance with Environmental Laws and this Lease or the extent of any non-compliance;

(d)	not store, manufacture, dispose, treat, generate, use, transport, remediate, or release Environmental Contaminants on or from the Lands or the Development except in compliance with Environmental Laws without notifying the Landlord in writing and receiving prior written consent from the Landlord, which consent may be unreasonably or arbitrarily withheld;

(e)	promptly remove any Environmental Contaminants from the Lands or Development released or placed upon the Lands by the Tenant during the Term or the term of the Access Agreement in a manner that conforms to Environmental Laws governing their removal; and

(f)	notify the Landlord in writing of:

i.	any enforcement, clean-up, removal, litigation, or other governmental, regulatory, judicial, or administrative action instituted, contemplated, or threatened against the Tenant, the Lands, or the Development pursuant to any Environmental Laws;

ii.	all claims, actions, orders, or investigations instituted, contemplated, or threatened by any third party against the Tenant, the Lands, or the Development relating to damage, contribution, cost recovery, compensation, loss, or injuries resulting from any Environmental Contaminants or any breach of the Environmental Laws; and

iii.	the discovery of any Environmental Contaminants or any occurrence or condition on the Lands or Development or any real property adjoining or in the vicinity of the Lands that could subject the Tenant, the Lands, or the Development to any fines, penalties, orders, or proceedings under any Environmental Laws.

26.2.	Landlord May Make Inquiries

26.2.1.	The Tenant hereby authorizes the Landlord to make inquiries from time to time of any government authority with respect to the compliance by the Tenant with Environmental Laws, and the Tenant agrees that the Tenant will from time to time provide to the Landlord such written authorization as the Landlord may reasonably require in order to facilitate the obtaining of such information.

26.3.	Clean Up

26.3.1.	The Tenant agrees with the Landlord that if any government authority having jurisdiction issues a lawful order requiring the clean-up of any Environmental Contaminants held or released into or place upon the Lands or the environment as a result of the Tenant’s use or occupancy of the Lands during this Lease, then the Tenant will, at its cost, prepare all necessary studies, plans and proposals and submit copies thereof to the Landlord, provide all bonds and other security required by governmental authorities having jurisdiction and carry out the work required, and keep the Landlord fully informed with respect to proposed plans and comply with the Landlord’s reasonable requirements with respect to such plans. The Tenant further agrees that if the Landlord determines, in its sole discretion, that the Lands, the Development or their reputation is placed in jeopardy by the requirement for any such work, the Landlord may undertake such work or any part thereof, and the Tenant will forthwith pay to the Landlord a cost of such work plus an administration fee of 15% together with interest at the rate specified in clause 2.5.

26.3.2.	Without limiting the generality of the foregoing, the Tenant agrees with the Landlord that the Tenant assumes responsibility for any and all Environmental Contaminants held or released into or placed upon the Lands or the environment as a result of the Tenant’s use or occupancy of the Lands during this Lease and any other environmental liabilities caused by or attributable to the Tenant’s use and occupation of the Lands, including but not limited to any liability for clean-up of any Environmental Contaminants on, over or under the Lands or the surrounding environment.

27.	EARLY WORKS

27.1.	Prior to the Commencement Date, the Landlord will, at its discretion, upon the written request of the Tenant and at the Tenant’s expense:

27.1.1.	facilitate the purchase of equipment that the Tenant may be required to purchase pursuant to the Electricity Supply Agreement, including equipment purchased by the Tenant for installation in Unit 16.

27.1.2.	provide information to the Tenant regarding standards.

27.1.3.	provide other services related to the Tenant’s preparation of the Lands for the Business and the implementation of the Electricity Supply Agreement

(the “Services”).

27.2.	The Landlord will invoice the Tenant monthly for:

27.2.1.	the Services provided at the rates attached in Schedule “B”, which is attached and forms part of this Lease; and

27.2.2.	all out of pocket expenses incurred by the Landlord related to the Services, including without limitation purchase of equipment and supplies.

27.3.	The Landlord’s monthly invoice will not exceed FIFTY THOUSAND DOLLARS ($50,000.00) in any given month without the prior written approval of the Tenant.

27.4.	The Tenant will pay all invoices within fifteen (15) days of receipt.

27.5.	The Landlord, its elected officials, officers, servants, agents, successors, and assigns will not have any liability to the Tenant, whether pursuant to this Lease, equity or any applicable law, for any damages, liabilities, costs, expenses or claims of any type or kind, arising out of any matter in relation to the Services other than due to the gross negligence or willful misconduct of Landlord in its provision of the Services.

27.6.	The Tenant will release, indemnify and hold the Landlord, its elected officials, officers, servants, agents, successors, and assigns harmless from any and all claims, damages, costs, expenses, or liabilities whatsoever incurred by the Landlord in relation to the performance of the Services, unless caused by the gross negligence or willful misconduct of Landlord.

28.	EXTENSION

28.1.	The Tenant will provide written notice to the Landlord at least twenty-four (24) months prior to the expiration of the last day of the Initial Term indicating either that: (i) the Tenant is willing to consider extending this Lease for a period of ten (10) years (the “Extension Term”), or (ii) the Tenant does not wish to extend this Lease and accordingly, this Lease will terminate upon the expiry of the Initial Term.

28.2.	If the Tenant provides notice to the Landlord that the Tenant is willing to consider extending this Lease for the Extension Term, the Tenant and the Landlord may meet to discuss any changes to Rent or other terms to take effect during the Extension Term. If the Parties do not mutually agree to the terms and conditions which will apply during the Extension Term by December 31, 2027, or such other date as the Parties may mutually agree to in writing, this Lease will terminate upon the expiry of the Initial Term.

29.	POSSESSION PRIOR TO THE COMMENCEMENT DATE

29.1.	Provided that and for so long as this Lease has not been terminated in accordance with its terms, the Tenant will be entitled to exclusive vacant possession of the Lands from and after execution of this Lease by the Landlord and the Tenant, subject to and upon the terms and conditions of this Lease. For greater certainty, notwithstanding that the conditions set forth in Article 5 will not have been satisfied or, if applicable, waived, in accordance with Article 5, the Tenant may commence its use and development of the Lands in accordance with the provisions of this Lease.

30.	TERMINATION UPON TERMINATION OF ELECTRICITY SUPPLY AGREEMENT

30.1.	In the event of the expiration or termination of the Electricity Supply Agreement, this Lease may be terminated by either Party by notice in writing to the other Party and neither Party will have any obligation or liability to the other Party in respect of such termination except as expressly set forth in this Lease. Any termination pursuant to this Clause 30.1 will be effective as of the ninetieth (90th) day following the delivery of such notice or such earlier date as may be determined by the Tenant.

31.	SUBDIVISION

31.1.	Within sixty (60) days following the Effective Date, the Landlord will make application to the subdivision authority for the City of Medicine Hat for the approval (the “Subdivision Approval”) of a plan of subdivision (the “Subdivision Plan”) in respect of the Landlord’s Lands which, upon registration, will create the Lands as a separate and distinct legal parcel. The Landlord will keep the Tenant informed as to the progress and status of the Landlord’s subdivision application and, without limitation to the foregoing, will provide a copy of the subdivision application, including the proposed tentative plan of subdivision, before submitting the same to the subdivision approving authority, and a copy of the Subdivision Approval as and when issued. The Landlord will be responsible, at its sole cost and expense, for the satisfaction of any conditions of approval to the Subdivision Approval, including without limitation, the payment of any off-site levies and the dedication of reserves (or payment of cash in lieu thereof), and will make all reasonable commercial efforts to obtain the Subdivision Approval and to cause the Subdivision Plan to be registered as soon as reasonably practicable thereafter. Any easements, rights of way or other interests to be granted in respect of the Lands in connection with the aforesaid subdivision will be approved by the Tenant, acting reasonably. The Tenant will reimburse the Landlord in respect of the Landlord’s out of pocket costs and expenses reasonably incurred in connection with the submission of the application for the subdivision approval and in preparing and registering the Subdivision Plan. Upon registration of the Subdivision Plan, the Tenant will promptly discharge (except as to the Lands), at its sole cost and expense, any caveat, encumbrance, lien, charge or other instrument which the Tenant may have registered or caused to be registered against the title to the Landlord’s Lands, save and except a caveat in respect of the easement granted pursuant to clause 32.1 and any caveat or easement registered in respect of any easement agreement entered into by the Parties pursuant to clause 32.7.

32.	ACCESS EASEMENT

32.1.	Subject to the full execution and delivery of the Access Agreement by the parties thereto, the Landlord hereby grants, to and for the benefit of the Lands, for as long as the Tenant enjoys a leasehold interest in the Lands, as appurtenant to the Tenant’s leasehold interest under this Lease, as dominant tenement, a non-exclusive easement over the Private Access Area in common with the Landlord and such other persons as may from time to time be entitled to the use thereof for purposes of full, free and uninterrupted pedestrian and vehicular access to and from the Lands from and after the full execution and delivery of the Access Agreement by the parties thereto. The Tenant hereby covenants and agrees that it will not hinder, impede, or obstruct or permit or cause the hindrance, impediment, or obstruction, of such non-exclusive use of the Private Access Area by any other person as may from time to time be permitted or entitled to the use thereof for purposes of pedestrian and vehicular access. The “Access License” granted pursuant to the Access Agreement will terminate upon the satisfaction or waiver of the conditions set forth in clause 5.1 of this Lease.

32.2.	The Tenant will carry out the following work and improvements with respect to the Private Access Area (the “Access Work”) by May 15, 2018, at the Tenant’s sole expense:

32.2.1.	Develop the Private Access Area to a standard that is compliant with the City of Medicine Hat’s Municipal Servicing Standards Manual (“MSSM”) and satisfactory to the Landlord, acting reasonably, and satisfactory to the Authority.

32.2.2.	Develop a transition point at the westerly terminus of the Private Access Area to allow for smooth pedestrian and vehicular transition from the Private Access Area onto the grass trial that leads to the lands marked as “Leased Area B” on the drawing attached as Schedule “A”, to a standard that is compliant with the MSSM and satisfactory to the Authority;

32.2.3.	Remove the gate located at the easterly end of the private driveway where the Private Access Area adjoins Box Springs Road NW and install a replacement gate of a kind, quality and in a location that is acceptable to the City, acting reasonably; and

32.2.4.	Develop the access point from the Private Access Area to Box Springs Road NW to a standard that is compliant with the MSSM and satisfactory to the Authority.

32.3.	The Tenant hereby agrees and covenants with the Landlord to perform the Access Work in a good, diligent, and workmanlike manner, and in such manner as causes as little damage and inconvenience as reasonably possible to the interest of any other person as may from time to time be permitted or entitled to the use of the Private Access Area for the purpose of pedestrian and vehicular access.

32.4.	The Landlord will not be obligated to provide any services or facilities or to make any repairs or alterations in or to the Private Access Area.

32.5.	The Tenant hereby assumes the full and sole responsibility for the condition, operation, repair, replacement, maintenance, and management for the Private Access Area.

32.6.	Commencing on the Effective Date:

32.6.1.	the Tenant will, at its sole cost and expense, repair and maintain in good order and condition and keep the Private Access Area fully usable for the safe passage of pedestrians and vehicles, all to the same standard and extent as would a prudent owner of a similarly improved private road used for the Tenant’s proposed use and other uses similar to the uses for which the Private Access Area is being used as of the commencement of the Initial Term.

32.6.2.	without limiting the generality of its obligation under sub-clause 32.6.1, the Tenant will, at its sole cost and expense, keep the Private Access Area free of debris and neat and tidy at all times, maintain weed control on the Private Access Area, clear and remove snow and ice from the Private Access Area, and maintain proper water drainage from the Private Access Area.

32.7.	At the request of either Party to the other, the Landlord and the Tenant will enter into an easement agreement which provides for the easement granted pursuant to clause 32.1, which easement agreement will be consistent with the rights and obligations of the Parties set forth therein, and have and content satisfactory to the Parties, each acting reasonably, and the Authority.

32.8.	The Tenant will indemnify, defend, and hold harmless the Landlord and the Landlord Representatives from and against any and all actions, suits, claims, liabilities, damages, costs (including reasonable solicitor client costs), liens and encumbrances whatsoever arising from or in any way related to:

32.8.1.	Any failure by any one or more of the Tenant or the Tenant Representatives to observe, perform, and comply with this Article 32; or

32.8.2.	Any act or omission of any one or more of the Tenant and Tenant Representatives in exercising their respective rights under this Article 32,

save and except to the extent caused or contributed to by the negligent act or negligent omission of the Landlord or the Landlord Representatives.

32.9.	If at any time during the Term the Tenant fails to perform the Access Work, or any of it, or maintain and repair the Private Access Area in accordance with sub-clause 32.6, the Landlord through its agents, servants, contractors, and subcontractors may but will not be obliged to conduct the maintenance and repairs required. The Landlord will make such repairs, only after giving the Tenant fifteen (15) days’ written notice of its intention so to do, except in the case of an emergency when no notice to the Tenant is required. Any amount paid by the Landlord in making such repairs to the Lands and the Development or any part or parts thereof, together with all costs and expenses of the Landlord, will be reimbursed to the Landlord by the Tenant on demand plus a 15% administration fee together with interest at the rate specified in clause 2.5.

33.	ASSUMPTION AGREEMENT

33.1.	Prior to the completion of any sale or disposition of all or any portion of the Landlord’s right, title or interest in the Lands, the Landlord Purchaser and the person to whom such sale or disposition is to be made (the “Transferee”) will enter into an agreement with the Tenant which is satisfactory to the Tenant, acting reasonably, pursuant to which the Transferee agrees to assume the obligations and liabilities of the Landlord under this Lease from and after such sale or disposition. No such sale or disposition will release the Landlord from its obligations and covenants under this Lease.

34.	MISCELLANEOUS

34.1.	Certificate of Good Standing

34.1.1.	The Landlord and the Tenant agree that at any time and from time to time upon not less than fifteen (15) days’ prior written request by the other party, each will, but not more than once in any twelve (12) month period, execute acknowledge, and deliver to the other a statement in writing certifying:

(a)	that this Lease is unmodified and in full force and effect or if there have been modifications that the same are in full force and effect as modified and identifying the modifications;

(b)	the dates to which the Rent and other charges have been paid, and the request will specify the charges in respect of which such information is required; and

(c)	that, so far as the maker of the statement knows, without having conducted any searches or made any particular inquiries, the Party who requests the statement is not in default under any provisions of this Lease, or if in default, the particulars of the default.

The aforesaid certifications will be provided by the Parties on the following conditions:

i.	that neither the Party providing such certification nor the party signing on behalf of such Party will be liable for any damage or expense should for any reason, including negligence, the information provided be inaccurate, incomplete, or misleading;

ii.	that should any or all of the information be inaccurate, incomplete, or misleading for any reason, including negligence, the Party providing such certification will, as against any person or corporation who may rely on the contents of this certification statement, be able to assert and enforce its full rights in strict accordance with the Lease as if this certification statement had not been signed on behalf of such Party and as if any or all persons and corporations who may rely on the contents of the certification statement had not relied on the contents of the certification statement.

34.2.	Time Is of the Essence

34.2.1.	Time is of the essence of this Lease.

34.3.	No Modification

34.3.1.	This Lease may not be modified or amended except by an instrument in writing of equal formality as this Lease executed by the Landlord and the Tenant or by the successors or assigns of the Landlord and the successors or permitted assigns of the Tenant.

34.4.	Successors and Assigns

34.4.1.	It is agreed that these presents will extend to, be binding upon, and enure to the benefit of the Landlord and the Tenant and the successors and assigns of the Landlord and the successors and permitted assigns of the Tenant.

34.5.	Relationship of the Parties

34.5.1.	Nothing contained in this Lease will be deemed or construed by the Landlord or the Tenant, nor by any third party, as creating the relationship of principal and agent or of partnership, or of a joint venture agreement between the Landlord and the Tenant, it being understood and agreed that none of the provisions contained in this Lease nor any act of the parties will be deemed to create any relationship between the Landlord and the Tenant other than the relationship of a landlord and tenant.

34.6.	Invalid Provisions

34.6.1.	If any of the provisions of this Lease, or any portions thereof, are held to be invalid under any applicable law, the invalid part or provision will be severed therefrom and the balance of this Lease will remain in full force and effect.

34.7.	Paramountcy of Municipal Discretion

34.7.1.	It is understood and agreed by the parties that nothing contained in this Lease will be interpreted or deemed to fetter the discretion of Council, its commissions, committees, boards, officers, officials or employees, including but not limited to with respect to the approval of the lease of the Lands, the issuance or revocation of a development permit in relation to the Lands or any terms and conditions set out in this Lease.

34.7.2.	It is understood and agreed by the parties that nothing contained in this Lease will be interpreted or deemed to fetter or limit the duties, rights or responsibilities that the Landlord may have as a Municipal Corporation in the Province of Alberta.

34.8.	Governing Law

34.8.1.	This Agreement will be governed by the laws of Alberta. The parties hereby attorn to the exclusive jurisdiction of the Courts of Alberta (and all courts competent to hear appeals from the Courts of Alberta) to hear any and all actions or matters arising out of or related to this Agreement.

34.9.	Counterparts

34.9.1.	This Agreement may be executed in any number of counterparts and delivered by facsimile transmission or other means of electronic communication capable of producing a printed copy, each of which will be deemed an original and all of which together constitute one and the same instrument.

34.10.	References to Legislation

34.10.1.	Reference to any statute or legislation in this Lease will be deemed to refer to such statute or legislation as may be amended or replaced from time to time.

34.11.	No Relief

34.11.1.	Nothing in this Lease will relieve the Landlord or the Tenant from duly and punctually observing and performing their respective covenants, agreements, conditions, and provisos to be observed and performed pursuant to the Electricity Supply Agreement or any other agreement between the Tenant and the City of Medicine Hat.

34.12.	Effective Time

34.12.1.	This Lease will come into force and effect upon being executed and delivered by the Parties.

Schedule “A”

The Lands

(See Attached)

N.W.1/4 Sec.22-13-6 W.4M.
N.E.1/4 Sec.22-13-6 W.4M.
S.E.1/4 Sec.22-13-6 W.4M.
S.W.1/4 Sec.22-13-6 W.4M.
S.E.1/4 Sec.21-13-6 W.4M.
S.W.1/4 Sec.23-13-6 W.4M.
N.E.1/4 Sec.15-13-6 W.4M.
22
13-6-4
E. 1/4 21
Fd. I.
12.00 P/L R/W
PLAN 821 0504
12.19 P/L R/W
PLAN 781 1127
P/L R/W
PLAN 2385 GV &
PLAN 771 0963
RIFLE &
REVOLVER CLUB
LEASED AREA
REMOTE CONTROLLERS
LEASED AREA
R2
Fd. I.
(Not on 1/4 Line)
13.41 ROAD
PLAN 781 0372
Proposed Road (within existing leased area 'A') = 0.35 ha (0.86 ac.)
Proposed Road (within existing leased area 'B') = 0.58 ha (1.43 ac.)
Proposed Turn around = 0.06 ha (0.16 ac.)
Proposed Data Centre Site = 4.43 ha (10.94 ac.)
Total Area = 5.42 ha (13.39 ac.)
6.00 P/L R/W
PLAN 921 1186
(NOT CONSTRUCTED AS OF APRIL 25, 2012)
LEASED
AREA 'A'
(NOT ON TITLE)
27.90 ha. (68.97 ac.)
LEASED
AREA 'B'
(NOT ON TITLE)
12.91 ha. (31.91 ac.)
EXISTING GATE
BOX SPRINGS ROAD (20.12 GOVERNMENT ROAD ALLOWANCE)
20.12 GOVERNMENT ROAD ALLOWANCE
SEE INSET
LOT 1
BLOCK 1
PLAN 151 2938
METER SITE
PLAN 771 0963
METER SITE
PLAN 771 0051
WELL SITE R/W
PLAN 841 0055
METER SITE
PLAN 771 1056
7.62 ROAD
PLAN 781 1097
20.12 ROAD PLAN 5730 HX
10.06 P/L R/W
PLAN 771 0963
18.00 P/L R/W
PLAN 811 0877
9.14 P/L R/W
PLAN 771 0172
10.06 P/L R/W
PLAN 781 0906
20.00 P/L R/W
PLAN 001 0285
APPROVED
March 22 2018
Development Engineering Department
INSET
NOT TO SCALE
LEASED
AREA 'B'
(NOT ON TITLE)
PROPOSED
TURN AROUND
82.83
R=20.00

3TM COORDINATES		
Description	North	East
R7 Fd. I.	5550525.90	19114.95
R2 Fd. I.	5551330.73	19113.13
N.W. Cor. site	5550777.19	18011.51
N.E. Cor. Site	5550774.10	18811.45
S.E. Cor. Site	5550554.63	18012.47
S.W. Cor. Site	5550553.60	18012.52

SKETCH SHOWING:

Proposed Data Centre
in part of

S.E. 1/4 Sec.22
Twp.13 Rge.6 W.4M.

City of Medicine Hat

STAMP:

ALBERTA LAND SURVEYORS' ASSOCIATION
PERMIT NUMBER
P034
MIDWEST SURVEYS INC.

LEGEND:

Statutory Iron Posts found shown thus: ●
Temporary Point shown thus: ⊠
Medicine Hat Drag Racing Leased Area shown thus:
Proposed Data Centre Site shown thus:
Proposed Road shown thus:

Distances are in metres and decimals thereof.
Survey information copied from plan MM-0020-13
Bearings are 3TM Grid, NAD 83, Reference Meridian 111°
Not to scale

OPERATOR:

ORBIS ENGINEERING FIELD SERVICES

MIDWEST SURVEYS INC.
100 - 1825 BOMFORD CRES SW
MEDICINE HAT, AB
T1A 5E8
TEL: 403-527-2944

No.	DATE	REVISION / ISSUED	JOB No.
0	[illegible]	PLAN ISSUED	[illegible]
1	MAR 20, 2018	REVISED PROPOSED ROADWAY	[illegible]
2	MAR 21, 2018	ADDED TURN AROUND DETAIL	[illegible]

SURVEYED BY: KA | CHECKED BY: WS | DRAWN BY: SRW

PAGE 1 OF 1

2
REVISION

MW-0007-18-SHE

Schedule “B”

Early Works – Services Rate Sheet

Position/Job Description	Hourly Charge Out Rate ($/Hour)
Project Manager	$125
Technical Manager	$120
Operations Manager	$110
Foreman	$90
Instrumentation Journeyman	$81
Electrical Journeyman	$81
Operator	$90
Project Administration	$52